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Specimen Stock Certificate

Incorporated Under the Laws of the State of Delaware

FIRST SUNRISE INC.

Total Authorized Issue
20,000,000 Shares Par Value $.001 Each
Common Stock

This is to certify that                     is the owner of
fully paid and non-assessable shares of the above corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of the Certificate properly endorse. Witness, the seal of the Corporation and the signatures of its duly authorized officers.




							Dated


Secretary

President